Filed Pursuant to Rule 424(b)(2)
                                                  Registration No. 33-60939


 PRICING SUPPLEMENT NO. 4 DATED MAY 6, 1997
 ------------------------------------------
 (To Prospectus dated July 28, 1995 and
 U.S. Prospectus Supplement dated August 4, 1995)


                              U.S.$584,662,000


                           McDONALD'S CORPORATION

                        Medium-Term Notes, Series E
                             (Fixed Rate Notes)
            Due from Nine Months to 60 Years from Date of Issue


     The following description of the terms of the Notes offered hereby supplements, and to the extent
     inconsistent therewith replaces, the descriptions included in the
                               Prospectus and
  Prospectus Supplement referred to above, to which descriptions reference is hereby made.


 Principal Amount:          U.S.$25,000,000

 Issue Price:               100% of the principal amount of the Notes

 Original Issue Date:       May 20, 1997

 Stated Maturity:           April 1, 2011

 Interest Rate:             7.25% per annum

 Interest Payment Dates:    April 1 and October 1 of each year, commencing
                            October 1, 1997
    (Applicable only if other than February 15 and August 15 of each year)

 Regular Record Dates:      March 15 and September 15 of each year
    (Applicable only if other than February 1 and August 1 of each year)

  Form:                     /x/ Book-Entry   / / Certificated

  Specified Currency:       U.S. dollars
    (If other than U.S. dollars, see attachment hereto)

 Option to Receive Payments in Specified Currency: / /Yes  / /No
      (Applicable only if Specified Currency is other than U.S. dollars and if Note is not in Book Entry form)

  Authorized Denominations: U.S.$1,000 minimum
    (Applicable only if other than U.S.$100,000 and increments of U.S.$1,000 or if Specified Currency is other than U.S. dollars)

 Method of Payment of Principal:
    (Applicable only if other than immediately available funds)

  Optional Redemption:      / / The Notes cannot be redeemed prior to
                            Stated Maturity.
                            /x/ The Notes can be redeemed prior to Stated
                            Maturity.

      Optional Redemption Dates:    April 1 or October 1 of each year,
                                    commencing April 1, 2000

    Redemption Prices:

      / /  The Redemption Price shall initially be              % of the
 principal amount of the Note to be redeemed and shall decline at each
 anniversary of the initial Optional Redemption Date by             % of
 the principal amount to be redeemed until the Redemption Price is 100% of such principal amount; provided, however, that in the case of an Original Issue Discount Note, the Redemption Price shall be the Amortized Face Amount of the principal amount to be redeemed.

      /x/ Other: The Redemption Price shall be 100% of the principal amount of the Notes.

 Sinking Fund:            /x/ The Notes are not subject to a Sinking Fund.

                          / / The Notes are subject to a Sinking Fund.

    Sinking Fund Dates:

    Sinking Fund Amounts:

 Amortizing Note:              / / Yes    /x/ No

    Amortization Schedule:

 Optional Repayment:           / / Yes    /x/ No


    Optional Repayment Dates:

    Optional Repayment Prices:

 Original Issue Discount Note: / /  Yes   /x/ No

    Total Amount of OID:

    Yield to Stated Maturity:

    Initial Accrual Period OID:

 Calculation Agent (if other than Principal Paying Agent):

 Agent's discount or commission:    0% of the principal amount of the Notes

 Net proceeds to Company (if sale to Agent as principal): 100% of the principal amount of the Notes

 Agent's Capacity:          / / Agent   /x/ Principal

 Agent:                     Morgan Stanley & Co. Incorporated

 CUSIP:                     580 13 MDC 5

 Plan of Distribution:      The Notes will be sold to Morgan Stanley & Co.
                            Incorporated at the Issue Price set forth above for resale to one or more investors at varying prices related to prevailing market prices at the time of resale.